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                                                                 Exhibit 4.04(j)

                   EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED
                      REVOLVING CREDIT AND TERM LOAN AGREEMENT

     This EIGHTH AMENDMENT (this "Amendment"), executed, delivered, and dated as of February 12, 1998 (but effective as of the specified Effective Date referred to below), by and among MORTON'S RESTAURANT GROUP, INC., a Delaware corporation (formerly known as Quantum Restaurant Group, Inc.) having its principal place of business at Suite 210, 3333 New Hyde Park Road, New Hyde Park, New York 11042 (referred to below and in the Credit Agreement, as defined below, as "Quantum"), PEASANT HOLDING CORP., a Delaware corporation having its principal place of business at Suite 210, 3333 New Hyde Park Road, New Hyde Park, New York 11042 ("Peasant Holding"), MORTON'S OF CHICAGO, INC., an Illinois corporation with its principal place of business at 350 West Hubbard Street, Chicago, Illinois 60610 ("Morton's") (Quantum, Peasant Holding and Morton's are referred to herein collectively as the "Borrowers", and each, individually, as a "Borrower"), BANKBOSTON, N.A. (formerly known as The First National Bank of Boston), as Agent (the "Agent") for the Lenders (as defined in the Credit Agreement referred to below), BANKBOSTON, N.A. (formerly known as The First National Bank of Boston and referred to below and in the Credit Agreement, as defined below, as "FNBB") in its individual capacity as a Lender, and IMPERIAL BANK, as a Lender, amends the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 19, 1995, as amended by the First Amendment dated as of February 14, 1996, the Second Amendment dated as of March 5, 1996, a letter agreement dated as of May 2, 1996, the Third Amendment dated as of June 28, 1996 (the "Third Amendment"), a letter agreement dated as of November 7, 1996, the Fourth Amendment dated as of December 26, 1996, the Fifth Amendment dated as of December 31, 1996, the Sixth Amendment dated as of February 6, 1997, the Seventh Amendment dated as of June 27, 1997, and as the same may be further amended, modified, or supplemented from time to time (the "Credit Agreement"), by and among the Borrowers, the Agent, and the Lenders. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

     WHEREAS, the Borrowers have requested the Lenders agree to amend certain provisions of the Credit Agreement relating to the rates of interest applicable to the Loans, and certain other provisions of the Credit Agreement; and

     WHEREAS, the Agent and the Lenders, subject to the terms and provisions hereof, have agreed to so amend the Credit Agreement;

     NOW THEREFORE, the parties hereto hereby agree as follows:

     Section 1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, upon the effectiveness of this Amendment the Credit Agreement is hereby amended as follows:

     Section 1.1. Certain New Definitions. The following new definitions are hereby added to Section 1 of the Credit Agreement, in the appropriate location in the alphabetical sequence (upon the effectiveness of this Amendment, the previously existing definition of Ratio

Calculation Date being hereby deleted in its entirety, and the previously existing definition of Adjustment Date being hereby deleted and replaced by the new definition of such term set forth below):

          "Adjustment Date. Except as otherwise provided elsewhere in this Agreement, each Adjustment Date shall be that date which is the first Business Day which occurs at least forty-five (45) days after the end of each Fiscal Quarter of the Companies."

          "Cash Flow Leverage Ratio. As of any date of determination, the ratio of (a) Funded Indebtedness outstanding as of such date, to (b) Consolidated EBITDA for the immediately preceding four consecutive Fiscal Quarters (treated as a single accounting period) ended on such date."

          "Consolidated EBITDA.  For any period, Consolidated
     EBITDA shall be equal to Consolidated Net Income for such period plus (i) Interest Charges, plus (ii) depreciation, amortization, and other non-cash charges (reduced by any non-cash gains), plus
     (iii) federal, state, and local income tax expense for such period."

          "Funded Indebtedness. As of any date of determination, an amount equal to the sum (without duplication) of the Indebtedness of the Companies (determined on a consolidated basis in accordance with generally accepted accounting principles) in respect of the borrowing of money or the obtaining of credit, including, without limitation, Indebtedness consisting of the Obligations hereunder in respect of Loans and Letters of Credit (whether or not contingent), other Indebtedness of the types referred to in clauses (iii) and (iv) of the definition of Indebtedness, purchase money Indebtedness, and Indebtedness in respect of Capitalized Leases, but excluding, in any event, for the avoidance of doubt, accounts payable and accrued expense liabilities (in each case) incurred in the ordinary course of business, any Indebtedness referred to in clause (b) of Section
     10.1 hereof, and Operating Leases."

     Section 1.2. Certain Accounting Matters. The following new sentence is hereby added to the definition of Generally Accepted Accounting Principles, at the end of such definition:

     "Without limitation of the generality of the foregoing, for purposes of calculations of compliance with Sections 10.2, 10.6 and
     10.7 hereof, generally accepted accounting principles shall exclude any future changes thereunder in the accounting treatment of capitalized start-up expenses and capitalized pre-opening expenses."

     Section 1.3. Certain Adjustments to Financial Calculations. The following new paragraph (j) is hereby added to Section 1.2 of the Credit Agreement, immediately after paragraph (i) thereof:

          "(j) For purposes only of Sections 10.2, 10.6, and 10.7 hereof, the computation of Consolidated EBITDA, and the determination of the Applicable Margin under Section 2.4 hereof, the parties agree that any applicable federal tax credits, associated with excess federal social security taxes previously paid, earned in any fiscal period, shall (if and to the extent such taxes were expensed as labor costs when paid) be treated as reductions in labor cost expense (or reductions in

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     other applicable operating expenses), without duplication in each case, for the period in which such federal tax credits are earned (rather than as reductions in federal tax expense for such period), notwithstanding any other provisions of this Agreement to the contrary."

     Section 1.4. Interest on Revolving Credit Loans. Effective as of the Effective Date referred to below, Sections 2.4(b) and 2.4(c) of the Credit Agreement are hereby amended in their entirety to read as follows:

          "(b) On each Adjustment Date following the end of each Fiscal Quarter, the Applicable Margin shall be determined on the basis of the financial statements and Compliance Certificates required to be delivered under Section 9.4 hereof with respect to such Fiscal Quarter. The Applicable Margin shall be the applicable rate per annum set forth in the table below opposite the level of the Cash Flow Leverage Ratio determined for the applicable fiscal period of four consecutive Fiscal Quarters, treated as a single accounting period (as referred to in the definition of Cash Flow Leverage Ratio), ending on the last day of the Fiscal Quarter that ended immediately prior to such Adjustment Date (the "Quarter End Date"). The Applicable Margin that is so determined on each such Adjustment Date shall be effective with respect to the Loans as follows: (i) with respect to all Base Rate Loans, such Applicable Margin shall be deemed to have become effective as of the date immediately following the preceding Quarter End Date (i.e., as of the first day of the Fiscal Quarter immediately following such Quarter End Date) and shall continue to be effective through the next Quarter End Date; and (ii) with respect to Eurodollar Rate Loans, such Applicable Margin shall be deemed to have become effective with respect to all Interest Periods (or the applicable portions thereof) of Eurodollar Rate Loans for which the Interest Payment Date occurs on or after such Adjustment Date (but prior to the next Adjustment Date).


                                                                 Applicable
                                          Applicable             Eurodollar
     Pricing        Cash Flow             Base Rate                Rate
      Tier        Leverage Ratio         Margin (p.a.)          Margin (p.a.)
     -------      --------------         -------------          -------------
       1       Less than 1:1                  0%                 0.875%

       2       Greater than or equal          0%                  1.25%
               to 1:1 but less than 1.25:1

       3       Greater than or equal          0%                  1.50%
               to 1:25:1 but less
               than 1.50:1

       4       Greater than or equal to       0%                  1.75%
               1.50:1 but less
               than 2.00 to 1


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       5       Greater than or equal          0%                  2.00%
               to 2:00:1 but less
               than 2.50 to 1

       6       Greater than or equal       0.25%                  2.25%
               to 2.50 to 1 but less
               than 3.00 to 1

       7       Greater than or equal       0.75%                  2.75%
               to 3:00 to 1


(c)  Notwithstanding the foregoing provisions,

          (i) the initial Adjustment Date shall be deemed to occur on February 15, 1998 (notwithstanding the definition of Adjustment Date in Section 1 hereof) with the Applicable Margin to be determined on such date on the basis of the calculation of the Cash Flow Leverage Ratio for the fiscal period of four consecutive Fiscal Quarters ended in December 1997 (treated as a single accounting period); thereafter, each Adjustment Date subsequent to each applicable Quarter End Date shall be such date as is provided in the definition of Adjustment Date in Section 1 hereof;

          (ii) if the Companies fail to deliver any financial statements or Compliance Certificates (as the case may be) required under Section 9.4 hereof with respect to any Fiscal Quarter on or prior to the scheduled Adjustment Date immediately following such Fiscal Quarter, then (notwithstanding such failure) the Applicable Margin shall be deemed provisionally set on such Adjustment Date at that "Tier" which was determined on the prior Adjustment Date; provided, however, in the event such failure to deliver such financial statements or Compliance Certificates (as the case may be) is subsequently cured, the Applicable Margin shall be appropriately re-adjusted and shall be deemed to have been initially set on such scheduled Adjustment Date at that correct "Tier" which should have been set on such Adjustment Date had such failure not occurred; in any event, the Applicable Margin so determined under this paragraph (c)(ii) shall be effective with respect to the Loans as provided in paragraph (b) above; and

          (iii) if, as a result of any such delay in delivery of financial statements or Compliance Certificates (as the case may be) as described above, or as a result of any such delay as described above in correctly determining the Applicable Margin that should have been determined on the relevant Adjustment Date, or for any other reason, an incorrect interest rate shall have been applied hereunder to the Loans, then such interest rate determination shall be appropriately corrected retroactively, and within three (3) Business Days after written notice thereof in reasonable detail requesting a retroactive correction of interest previously paid given by either the Borrowers, the Agent or any Lender, the Borrowers shall pay to the Lenders, or (as the case may be) the Lenders on a several and ratable basis shall credit the Borrowers with, the amount of the appropriate retroactive correction in the amount of interest paid with respect to the Loans."

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     Section 1.5.  Reporting Provisions.  Section 9.4(d) of the Credit
Agreement is hereby amended by deleting the phrase "at the delivery of each fiscal monthly statement under Section 9.4(c), a calculation of the Leverage Ratio as of the end of such fiscal monthly period, in reasonable detail," and inserting in its place the phrase "including in such Compliance Certificate to be prepared for each such fiscal quarter, a calculation of the Cash Flow Leverage Ratio as of the end of such fiscal quarter, to be provided in reasonable detail," immediately before the word "sufficient" in the next-to-last line of Section 9.4(d).

     Section 1.6. Change In Financial Covenants. Section 10.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "Section 10.7. Cash Flow Leverage Ratio. The Cash Flow Leverage Ratio, determined as of the end of any Fiscal Quarter, shall not exceed 4.00 to 1."

     Section 1.7. Deletion of Net Worth Covenant. Section 10.8 of the Credit Agreement is hereby deleted.

     Section 2. Representations and Warranties. The Borrowers hereby represent and warrant to the Agent and the Lenders as follows:

     (a)  Representations and Warranties in Credit Agreement.
     Except as specified in writing by the Borrowers to the Agent with respect to the subject matter of this Amendment prior to the execution and delivery hereof by the Agent and the Lenders, the representations and warranties of the Borrowers contained in the Credit Agreement were true and correct in all material respects when made and continue to be true and correct in all material respects on and as of the date hereof, and as of the Effective Date, except, in each case to the extent of changes resulting from transactions contemplated or permitted by the Loan Documents and this Amendment and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date.

     (b)  Authority, No Conflicts, Enforceability of Obligations,
     Etc. Each of the Borrowers hereby confirms that the representations and warranties of the Borrowers contained in Sections 6.1, 6.3 and 6.4 of the Credit Agreement are true and correct on and as of the date hereof, and as of the Effective Date, as if made on each such date, treating this Amendment, the Credit Agreement as amended hereby, and the other Loan Documents as amended hereby, as "Loan Documents" for the purposes of making said representations and warranties.

     Section 3. Conditions to Effectiveness. This Amendment shall be deemed to be effective as of February 15, 1998 (the "Effective Date"), subject to the delivery to the Agent and the Lenders by (or on behalf of) each of the Borrowers or the Guarantors, as the case may be, of each of the following, each in form and substance satisfactory to the Agent and the Lenders:

     (a) this Amendment signed by each of the Borrowers, each of the Guarantors, the Agent, and each of the Lenders;

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     (b)  such evidence as the Agent may reasonably request such that the Agent shall be satisfied that the representations and warranties contained in Section 2 hereof are true and correct on and as of date hereof and as of the Effective Date; and

     (c) such other certificates, documents, or instruments with respect to this Amendment, the Borrowers, and the Guarantors as the Agent or the Lenders may reasonably request.

     Section 4. No Other Amendments or Waivers; Execution in Counterparts. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. Each of the Borrowers and the Guarantors confirms and agrees that the Obligations of the Borrowers to the Lenders under the Loan Documents, as amended and supplemented hereby, are secured by, guarantied under, and entitled to the benefits, of the Security Documents. The Borrowers, the Guarantors, the Agent and the Lenders hereby acknowledge and agree that all references to the Credit Agreement and the Obligations thereunder contained in any of the Loan Documents shall be references to the Credit Agreement and the Obligations, as amended hereby and as the same may be amended, modified, supplemented, or restated from time to time. The Security Documents and the perfected first priority security interests of the Lenders thereunder as collateral security for the Obligations shall continue in full force and effect, and the collateral security and guaranties provided for in the Security Documents shall not be impaired by this Amendment. This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

     Section 5. Governing Law. This Amendment shall be construed according to and governed by the internal laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized.

                             The Borrowers:

                             MORTON'S RESTAURANT GROUP, INC.
                             PEASANT HOLDING CORP.
                             MORTON'S OF CHICAGO, INC.


                             By:  /s/ Thomas J. Baldwin
                                ----------------------------------------------
                             Name:     Thomas J. Baldwin
                             Title:    Executive Vice President and Chief
                                       Financial Officer

                             BANKBOSTON, N.A. (formerly known as The First National Bank of Boston), for itself and as Agent


                             By:  /s/ CM Holtz
                                ----------------------------------------------
                             Name:     CM Holtz
                             Title:    V.P.

                             IMPERIAL BANK

                             By:  /s/ Dianne H. Russell
                                ----------------------------------------------
                             Name:     Dianne H. Russell
                             Title:    Senior Vice President


                             Consented and agreed to, by each of
                             THE GUARANTORS (as defined in the Credit
                             Agreement)


                             By:  /s/ Thomas J. Baldwin
                             Name:     Thomas J. Baldwin
                             Title:    Executive Vice President and
                                       Chief Financial Officer for each of the
                                       Guarantors


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